Contacts:	For Media:	For Financials:
	John Oxford	Kevin Chapman
	Senior Vice President	Executive Vice President
	Director of Marketing and Public Relations	Chief Operating and Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

RENASANT CORPORATION ANNOUNCES
EARNINGS FOR THE FIRST QUARTER OF 2020

TUPELO, MISSISSIPPI (April 28, 2020) - Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced earnings results for the first quarter of 2020. Net income for the first quarter of 2020 was $2.0 million, as compared to $45.1 million for the first quarter of 2019. Basic and diluted earnings per share (“EPS”) were $0.04 for the first quarter of 2020, as compared to basic and diluted EPS of $0.77 for the first quarter of 2019.

“Our results for this quarter were heavily impacted by the effect of the COVID-19 pandemic on our clients, employees and communities, which primarily occurred in the final three weeks of the quarter, as well as our adoption of the new CECL accounting standard,” said Renasant Chairman, E. Robinson McGraw. “Demonstrating the quality and dedication of Renasant’s team members, employees across our footprint responded quickly and selflessly to the needs of our constituents by providing the service and liquidity necessary to weather this global crisis. Looking through the impact of COVID-19 and the adoption of CECL, we had a solid first quarter, and we remain well positioned to continue supporting each of our stakeholders as we navigate the current operating environment.”

“Excluding the impact of the pandemic and CECL adoption, our first quarter results reflect our team’s commitment to the core operations of the bank,” commented C. Mitchell Waycaster, Renasant President and Chief Executive Officer. “Throughout our footprint our team members are continuing to execute our long-term strategy, which is evidenced by our annualized net loan growth of 3.3% and deposit growth of 7.8% in the quarter. Our mortgage division had a tremendous quarter, with over $1.9 billion of production, proving the strength and diversity of our revenue streams. Our credit quality as we ended the quarter remained sound, and we’ve heightened our monitoring of our loan portfolio, especially the segments most likely to be impacted by shelter-in-place orders and similar measures, in an effort to proactively identify potential deterioration resulting from the impact of the pandemic. In response to the continued economic uncertainty stemming from the COVID-19 pandemic, during the first quarter, we recorded a $29.8 million provision for loan losses and unfunded commitments, which had a material impact to our financial results. Also, we’ve maintained strong capital and liquidity levels heading into the second quarter.”

Response to COVID-19 Pandemic
In late February, in light of reports from abroad about the spread of COVID-19, senior management of the Company began meeting to formulate and implement plans for navigating the Company through a pandemic in its markets. In early March, the Company’s Pandemic Planning Committee was formally activated. Throughout March, senior management and Pandemic Planning Committee meetings developed and refined the operational changes necessary to enable Renasant to continue to provide essential banking services in a pandemic environment while ensuring the health and well-being of the Company’s employees and clients and promoting community efforts to limit the transmission of the disease. On account of these early efforts, when the potential impact on the United States from COVID-19 began to become clear and “shelter-in-place” orders were issued throughout the Company’s footprint, the Company was prepared to continue to fulfill its mission to serve its key constituents during these challenging times. The following is a brief overview of some of the steps that the Company has taken in response to the COVID-19 pandemic:

•Our team members: The Company has provided special benefit assistance to minimize the economic impact on employees impacted by the pandemic, whether due to personal exposure, family illness, school closures or disruption in childcare. The Company has also leveraged its investments in its technology infrastructure to enable a significant portion of the Company’s employees to work remotely. For employees whose job duties cannot be performed remotely, such as branch tellers, the Company has been creative and proactive in procuring and distributing across its branch network hand sanitizer, disinfectant wipes, face coverings and other supplies necessary to maintain a safe and clean workspace. Related to this, management was quick to adopt new operating procedures, such as adjusting staffing levels, restricting access to branch lobbies and implementing branch cleaning and closure protocols, intended to minimize the potential of employee exposure to COVID-19.

•Our clients: As stated above, access to branch lobbies is by appointment only (and appointments are generally limited to services, such as access to a safe-deposit box to address a pressing need, that require access inside a branch). All drive-thrus at the Company’s branches remain open, and the Company’s mobile and online banking products provide alternate means that clients may leverage to satisfy many of their banking needs. To provide necessary relief to the Company’s borrowers – both consumer and commercial clients – the Company established loan deferral programs allowing qualified clients to defer principal and interest payments for up to 90 days. Starting in April 2020, the Company has also approved over $1 billion in loans to nearly 4,500 small business clients as part of the SBA’s Paycheck Protection Program.

•Our communities: The Company made targeted and intentional efforts to support the needs of the communities we serve across our footprint. From providing meals to underserved students at local schools to purchasing gift cards from local restaurant clients and gifting them to healthcare and other frontline workers, our commitment to the communities in which we operate extends far beyond providing essential banking and financial services.

•Our investors: The Company remains committed to maintaining a strong capital foundation and liquidity position and is proactively taking steps to monitor, address and reduce risks related to the pandemic. The Company has heightened the monitoring of its loan portfolio and believes that it is well positioned to face the uncertainty ahead.

“During the pandemic, we have undertaken tremendous efforts to protect our clients and employees. Through all of this, Renasant has remained open for business. Our Renasant team members, at every level of the Company, have worked tirelessly to adjust to this new operating environment, and we commend, and are deeply grateful for, their outstanding service throughout this challenging time,” Waycaster said. “From adjusting our retail branch operations to drive-thru only services to effectively implementing the Paycheck Protection Program application process to provide relief to small businesses to guiding our clients through Economic Impact Payment deposits, Renasant has continued to deliver our banking and lending services both safely and efficiently for our clients.”

As discussed in more detail below, the Company incurred significant expenses in its response to the COVID-19 pandemic and expects that it will continue to incur elevated expenses even while conditions presenting significant challenges to growth persist. It is difficult to accurately predict at this time the duration of this new operating reality. Management’s decision on when to return to pre-pandemic operating procedures will take into account the best interests of all of the Company’s stakeholders.

Impact of Certain Expenses and Charges
From time to time, the Company incurs expenses and charges in connection with certain transactions with respect to which management is unable to accurately predict when these expenses or charges will be incurred or, when incurred, the amount of such expenses or charges. The following table presents the impact of these expenses and charges on reported EPS for the first quarter of 2020 (in thousands, except per share data). There were no such expenses and charges during the first quarter of 2019. The “COVID-19 related expenses” line item in the table below primarily consists of employee overtime and employee benefit accruals directly related to the Company’s response to the COVID-19 pandemic and expenses associated with supplying branches with protective equipment and sanitation supplies as well as more frequent and rigorous branch cleaning.

	Three Months Ended
	March 31, 2020
	Pre-tax	After-tax	Impact to Diluted EPS
Earnings, as reported	$2,781	$2,008	$0.04
MSR valuation adjustment	9,571	6,911	0.12
COVID-19 related expenses	2,903	2,096	0.04
Earnings, with exclusions (Non-GAAP)	$15,255	$11,015	$0.20

A reconciliation of all non-GAAP financial measures disclosed in this release from GAAP to non-GAAP is included in the tables at the end of this release. The information below under the heading “Non-GAAP Financial Measures” explains why the Company believes the non-GAAP financial measures in this release provide useful information and describes the other purposes for which the Company uses non-GAAP financial measures.

Profitability Metrics
The following table presents the Company’s profitability metrics, including and excluding the impact of the mortgage servicing rights (MSR) valuation adjustment, merger and conversion expenses and COVID-19 related expenses, as applicable, for the dates presented:

	As Reported			With Exclusions (Non-GAAP)
	Three Months Ended			Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	December 31, 2019	March 31, 2019
Return on average assets	0.06%	1.16%	1.44%	0.33%	1.13%	1.44%
Return on average tangible assets (Non-GAAP)	0.11%	1.30%	1.61%	0.40%	1.27%	1.61%
Return on average equity	0.38%	7.15%	8.86%	2.10%	6.97%	8.86%
Return on average tangible equity (Non-GAAP)	1.20%	13.75%	17.41%	4.41%	13.41%	17.41%

Financial Condition
Total assets were $13.90 billion at March 31, 2020, as compared to $13.40 billion at December 31, 2019. Total loans held for investment were $9.77 billion at March 31, 2020, as compared to $9.69 billion at December 31, 2019.

Total deposits increased to $10.41 billion at March 31, 2020, from $10.21 billion at December 31, 2019. Non-interest bearing deposits increased $90.3 million to $2.64 billion, or 25.37% of total deposits, at March 31, 2020, as compared to $2.55 billion, or 24.99% of total deposits, at December 31, 2019.

Continued Focus on Prudent Capital Management
The Company remains committed to maintaining a strong capital and liquidity position, while also serving the needs of each of its stakeholders during these uncertain times.

During the first quarter of 2020, the Company suspended its stock repurchase program in response to the COVID-19 pandemic. Prior to the suspension, the Company repurchased $24.5 million of common stock at a weighted average price of $30.00. There is $5.5 million of repurchase availability remaining under the $50.0 million stock repurchase program, which will remain in effect until the earlier of October 2020 or the repurchase of the entire amount of common stock authorized to be repurchased by the Board of Directors.

At March 31, 2020, Tier 1 leverage capital ratio was 9.90%, Common Equity Tier 1 ratio was 10.63%, Tier 1 risk-based capital ratio was 11.63%, and total risk-based capital ratio was 13.44%. All regulatory ratios exceed the minimums required to be considered “well-capitalized.”

Our ratio of shareholders’ equity to assets was 14.91% at March 31, 2020, as compared to 15.86% at December 31, 2019. Our tangible capital ratio (non-GAAP) was 8.48% at March 31, 2020, as compared to 9.25% at December 31, 2019.

The Company adopted the current expected credit loss accounting standard (“CECL”) on January 1, 2020, which resulted in a $42.5 million increase to the allowance for credit losses and a $10.4 million increase to the reserve for unfunded commitments. The following table presents the impact to our balance sheet on the date of adoption:

	December 31, 2019 (as reported)	Day 1 CECL Impact	January 1, 2020 (adjusted)
Assets:
Allowance for credit losses	$(52,162)	$(42,485)	$(94,647)
Deferred tax assets, net	$27,282	$12,307	$39,589
Remaining purchase discount on loans	$(50,958)	$5,469	$(45,489)

Liabilities:
Reserve for unfunded commitments	$946	$10,390	$11,336

Shareholders’ equity:
Retained earnings	$617,355	$(35,099)	$582,256

Shareholders’ equity to assets	15.86%	(0.23)%	15.63%
Tangible capital ratio	9.25%	(0.26)%	8.99%

The Company has elected to take advantage of transitional relief offered by the Federal Reserve and FDIC to delay for two years the estimated impact of CECL on regulatory capital, followed by a three-year transitional period to phase out the capital benefit provided by the two-year delay. Therefore, the Company’s regulatory capital ratios were not impacted by the adoption of CECL as of March 31, 2020.

Results of Operations
Net interest income was $106.6 million for the first quarter of 2020, as compared to $108.9 million for the fourth quarter of 2019 and $113.1 million for the first quarter of 2019. The Company experienced some pressure on margin during the first quarter of 2020 as a result of the Federal Reserve’s decision to cut interest rates. To offset the negative impact of the rate cuts, the Company has continued to focus on lowering the cost of funding through growing noninterest-bearing deposits and lowering interest rates on interest-bearing deposits, while also continuing to be opportunistic when rates offered on wholesale borrowings are advantageous. The following table presents reported taxable equivalent net interest margin and yield on loans, including loans held for sale, for the periods presented (in thousands).

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Taxable equivalent net interest income	$108,316	$110,856	$114,631

Average earning assets	$11,609,477	$11,277,000	$10,895,205

Net interest margin	3.75%	3.90%	4.27%

Taxable equivalent interest income on loans	$121,729	$124,919	$127,206

Average loans, including loans held for sale	$10,024,114	$9,808,441	$9,405,066

Loan yield	4.88%	5.04%	5.49%

The impact from interest income collected on problem loans and purchase accounting adjustments on loans to total interest income on loans, including loans held for sale, loan yield and net interest margin is shown in the following table for the periods presented (in thousands).

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net interest income collected on problem loans	$218	$152	$812
Accretable yield recognized on purchased loans(1)	5,469	6,661	7,542
Total impact to interest income	$5,687	$6,813	$8,354

Impact to total loan yield	0.23%	0.28%	0.36%

Impact to net interest margin	0.20%	0.24%	0.31%
(1)Includes additional interest income recognized in connection with the acceleration of paydowns and payoffs from purchased loans of $2,187, $4,041 and $3,833 for the three months ended March 31, 2020, December 31, 2019, and March 31, 2019, respectively. This additional interest income increased total loan yield by 9 basis points, 16 basis points and 17 basis points for the same periods, respectively, while increasing net interest margin by 8 basis points, 14 basis points and 14 basis points for the same periods, respectively.

For the first quarter of 2020, the cost of total deposits was 72 basis points, as compared to 76 basis points for the fourth quarter of 2019 and 79 basis points for the first quarter of 2019. The table below presents, by type, our funding sources and the total cost of each funding source for the periods presented:

	Percentage of Total Average Deposits and Borrowed Funds			Cost of Funds
	Three Months Ending			Three Months Ending
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2020	2019	2019	2020	2019	2019
Noninterest-bearing demand	23.19%	24.12%	22.30%	—%	—%	—%
Interest-bearing demand	44.29	43.86	45.60	0.75	0.81	0.85
Savings	6.11	6.11	6.00	0.15	0.17	0.19
Time deposits	18.98	20.41	22.65	1.71	1.76	1.60
Borrowed funds	7.43	5.50	3.45	2.46	3.02	4.66
Total deposits and borrowed funds	100.00%	100.00%	100.00%	0.85%	0.89%	0.92%

Noninterest income for the first quarter of 2020 was $37.6 million, as compared to $37.5 million for the fourth quarter of 2019 and $35.9 million for the first quarter of 2019. Effective July 1, 2019, the Company became subject to the limitations on interchange fees imposed by the Durbin Amendment under the Dodd-Frank Act, which is reflected in the reduction in fees and commissions on loans and deposits in the first quarter of 2020 and the fourth quarter of 2019 as compared to the first quarter of 2019. Mortgage banking income for the first quarter of 2020 was $15.5 million, compared to $15.2 million for the fourth quarter of 2019 and $10.4 million for the first quarter of 2019. The income generated from mortgage production during the first quarter of 2020, which approximated $1.9 billion, was partially offset by the negative MSR valuation adjustment. The following table presents the components of mortgage banking income for the periods presented:

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Gain on sales of loans, net	$21,782	$10,438	$7,888
Fees, net	2,919	3,023	1,692
Mortgage servicing income, net	405	408	821
MSR valuation adjustment	(9,571)	1,296	—
Mortgage banking income, net	$15,535	$15,165	$10,401

Noninterest expense was $115.0 million for the first quarter of 2020, as compared to $95.6 million for the fourth quarter of 2019 and $88.8 million for the first quarter of 2019. Salaries and benefits expense was $73.2 million for the first quarter of 2020, which represents an increase of $5.5 million from the previous quarter. Mortgage commissions and incentives related to the increased mortgage production during the quarter increased $5.5 million dollars on a linked quarter basis, and during the quarter the Company recognized approximately $2.5 million in expense related to elevated overtime and other accruals for employee benefits provided in response to the COVID-19 pandemic. The increase in other noninterest expense on a linked quarter basis was driven by a $3.4 million provision for unfunded commitments due to the adoption of CECL and an increase of $1.2 million in FDIC assessments due to the exhaustion of certain credits. In addition, other noninterest expense increased due to volatility in deferred loan origination costs due to decreased loan production during the quarter when compared to the fourth quarter.

Asset Quality Metrics
At March 31, 2020, the Company’s credit quality metrics remained strong. Due to the high levels of uncertainty in the economy, the Company is closely monitoring its entire loan portfolio to ascertain the impact of COVID-19 and the broad shut-down of the United States economy on the Company’s borrowers. The Company has placed heightened attention on borrowers in the hospitality (such as hotel/motel), restaurant, entertainment and retail trade industries, among others. It should be noted, the Company does not have material exposure to the energy industry. Although the Company expects the COVID-19 pandemic and related federal, state and local governmental measures enacted to arrest the virus’s spread to negatively impact the Company’s credit quality, at this time it is difficult to accurately predict the extent of such impact. Numerous COVID-19 related factors, such as the duration of “shelter-in-place” orders, the effect of government aid to borrowers as well as the Company’s loan deferral program and other accommodations for its clients, and the speed and extent to which the United States and local economies recover, will contribute to the aggregate impact of the current economic circumstances on the Company’s credit quality in future quarters.

The table below shows nonperforming assets, which includes nonperforming loans (loans 90 days or more past due and nonaccrual loans) and other real estate owned, as well as early stage delinquencies (loans 30-89 days past due) for the periods presented.

	March 31, 2020			December 31, 2019
	Non Purchased	Purchased	Total	Non Purchased	Purchased	Total
Nonaccrual loans	$21,384	$19,090	$40,474	$21,509	$7,038	$28,547
Loans 90 days past due or more	4,459	5,104	9,563	3,458	4,317	7,775
Nonperforming loans	$25,843	$24,194	$50,037	$24,967	$11,355	$36,322
Other real estate owned	3,241	5,430	8,671	2,762	5,248	8,010
Nonperforming assets	$29,084	$29,624	$58,708	$27,729	$16,603	$44,332
Nonperforming loans/total loans			0.51%			0.37%
Nonperforming assets/total assets			0.42%			0.33%
Loans 30-89 days past due	$31,096	$14,428	$45,524	$22,781	$14,887	$37,668
Loans 30-89 days past due/total loans			0.47%			0.39%

The implementation of CECL on January 1, 2020, which required purchased credit deteriorated loans to be classified as nonaccrual based on performance, contributed approximately $5.7 million to the increase in purchased nonaccrual loans.

As mentioned above, the Company adopted CECL on January 1, 2020 and recorded an approximately $42.5 million increase to the allowance for credit losses and a $10.4 million increase in reserve for unfunded commitments. The table below shows the allowance transition from the former incurred loss allowance model at December 31, 2019 through the day one transition to CECL on January 1, 2020 to the ending allowance under the CECL model at March 31, 2020.

	December 31, 2019	January 1, 2020	March 31, 2020
	Incurred Loss Model	CECL Day 1	CECL Model
Allowance for Credit Losses	$52,162	$94,647	$120,185
Reserve for Unfunded Commitments	946	11,336	14,735
Total Reserves	$53,108	$105,983	$134,920
Allowance for Credit Losses/Total Loans	0.54%	0.98%	1.23%
Reserve for Unfunded Commitments/Total Unfunded Commitments	0.04%	0.47%	0.60%

The Company recorded a provision for credit losses of $26.4 million and a reserve for unfunded commitments of $3.4 million for the first quarter of 2020. Net loan charge-offs were $811 thousand, or 0.03% of average loans held for investment on an annualized basis. The majority of the remainder of the first quarter 2020 provision is due to the uncertain economic conditions resulting from the COVID-19 pandemic with offsets due to both the government stimulus package and internal relief programs being offered to both commercial and consumer customers.

The provision for credit losses recorded during the first quarter of 2019 was $1.5 million with net charge-offs of $691 thousand, or 0.03% of average loans held for sale on an annualized basis. The Company’s coverage ratio, or the allowance for credit losses to nonperforming loans, was 240.19% as of March 31, 2020, as compared to 143.61% as of December 31, 2019.

CONFERENCE CALL INFORMATION:
A live audio webcast of a conference call with analysts will be available beginning at 10:00 AM Eastern Time on Wednesday, April 29, 2020.
The webcast can be accessed through Renasant’s investor relations website at www.renasant.com or https://services.choruscall.com/links/rnst200429.html. To access the conference via telephone, dial 1-877-513-1143 in the United States and request the Renasant Corporation 2020 First Quarter and Year-end Earnings Webcast and Conference Call. International participants should dial 1-412-902-4145 to access the conference call.
The webcast will be archived on www.renasant.com beginning one hour after the call and will remain accessible for one year. Replays can also be accessed via telephone by dialing 1-877-344-7529 in the United States and entering conference number 10142131 or by dialing 1-412-317-0088 internationally and entering the same conference number. Telephone replay access is available until May 13, 2020.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 115-year-old financial services institution. Renasant has assets of approximately $13.9 billion and operates more than 200 banking, mortgage, wealth management and insurance offices in Mississippi, Tennessee, Alabama, Florida and Georgia.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:
This press release may contain, or incorporate by reference, statements about Renasant Corporation that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “projects,” “anticipates,” “intends,” “estimates,” “plans,” “potential,” “possible,” “may increase,” “may fluctuate,” “will likely result,” and similar expressions, or future or conditional verbs such as “will,” “should,” “would” and “could,” are generally forward-looking in nature and not historical facts. Forward-looking statements include information about the Company’s future financial performance, business strategy, projected plans and objectives and are based on the current beliefs and expectations of management. The Company’s management believes these forward-looking statements are reasonable, but they are all inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements, and such differences may be material. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties and, accordingly, investors should not place undue reliance on these forward-looking statements, which speak only as of the date they are made.

Currently, the most important factor that could cause the Company’s actual results to differ materially from those in forward-looking statements is the impact of the COVID-19 pandemic and related governmental measures to respond to the pandemic on the United States economy and the economies of the markets in which the Company operates. In this press release, the Company has addressed the historical impact of the pandemic on the operations of the Company and set forth certain expectations regarding the COVID-19 pandemic’s future impact on the Company’s business, financial condition, results of operations, liquidity, asset quality, cash flows and prospects. The Company believes that its statements regarding future events and conditions in light of the COVID-19 pandemic are reasonable, but these statements are based on assumptions regarding, among other things, how long the pandemic will continue, the duration and extent of the governmental measures implemented to contain the pandemic and ameliorate its impact on businesses and individuals throughout the United States, and the impact of the pandemic and the government’s virus containment measures on national and local economies, which are out of the Company’s control. If the Company’s assumptions underlying its statements about future events prove to be incorrect, the Company’s business, financial condition, results of operations, liquidity, asset quality, cash flows and prospects may be materially different from what is presented in the Company’s forward-looking statements.

Important factors other than the COVID-19 pandemic currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: (i) the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses, grow the acquired operations and realize the cost savings expected from an acquisition to the extent and in the timeframe anticipated by management; (ii) the effect of economic conditions and interest rates on a national, regional or international basis; (iii) timing and success of the implementation of changes in operations to achieve enhanced earnings or effect cost savings; (iv) competitive pressures in the consumer finance, commercial finance, insurance, financial services, asset management, retail banking, mortgage lending and auto lending industries; (v) the financial resources of, and products available from, competitors; (vi) changes in laws and regulations as well as changes in accounting standards, such as the adoption of the CECL model described herein effective January 1, 2020; (vii) changes in policy by regulatory agencies; (viii) changes in the securities and foreign exchange markets; (ix) the Company’s potential growth, including its entrance or expansion into new markets, and the need for sufficient capital to support that growth; (x) changes in the quality or composition of the Company’s loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers; (xi) an insufficient allowance for credit losses as a result of inaccurate assumptions; (xii) general economic, market or business conditions, including the impact of inflation; (xiii) changes in demand for loan products and financial services; (xiv) concentration of credit exposure; (xv) changes or the lack of changes in interest rates, yield curves and interest rate spread relationships; (xvi) increased cybersecurity risk, including potential network breaches, business disruptions or financial losses; (xvii) natural disasters, epidemics and other catastrophic events in the Company’s geographic area; (xviii) the impact, extent and timing of technological changes; and (xix) other circumstances, many of which are beyond management’s control. The COVID-19 pandemic is likely to exacerbate the impact of any of these factors on the Company. Management believes that the assumptions underlying the Company’s forward-looking statements are reasonable, but any of the assumptions could prove to be inaccurate. Investors are urged to carefully consider the risks described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) from time to time, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.renasant.com and the SEC’s website at www.sec.gov.

The Company undertakes no obligation, and specifically disclaims any obligation, to update or revise forward-looking statements, whether as a result of new information or to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by federal securities laws.

NON-GAAP FINANCIAL MEASURES:
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains non-GAAP financial measures, namely, return on average tangible shareholders’ equity, return on average tangible assets, the ratio of tangible equity to tangible assets (commonly referred to as the “tangible capital ratio”), tangible book value per share and the adjusted efficiency ratio. These non-GAAP financial measures adjust GAAP financial measures to exclude intangible assets and/or certain charges (such as, when applicable, COVID-19 related expenses, merger and conversion expenses, debt prepayment penalties and asset valuation adjustments) with respect to which the Company is unable to accurately predict when these charges will be incurred or, when incurred, the amount thereof. Management uses these non-GAAP financial measures when evaluating capital utilization and adequacy. In addition, the Company believes that these non-GAAP financial measures facilitate the making of period-to-period comparisons and are meaningful indicators of its operating performance, particularly because these measures are widely used by industry analysts for companies with merger and acquisition activities. Also, because intangible assets such as goodwill and the core deposit intangible and charges such as merger and conversion expenses can vary extensively from company to company and, as to intangible assets, are excluded from the calculation of a financial institution’s regulatory capital, the Company believes that the presentation of this non-GAAP financial information allows readers to more easily compare the Company’s results to information provided in other regulatory reports and the results of other companies. Reconciliations of these other non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of GAAP to Non-GAAP.”

None of the non-GAAP financial information that the Company has included in this release is intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Investors should note that, because there are no standardized definitions for the calculations as well as the results, the Company’s calculations may not be comparable to similarly titled measures presented by other companies. Also, there may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

###

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
						Q1 2020-	For The Three Months Ending
	2020	2019				Q1 2019	March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2020	2019	Variance
Statement of earnings
Interest income - taxable equivalent basis	$131,887	$135,119	$135,927	$139,285	$138,578	(4.83)%	$131,887	$138,578	(4.83)%
Interest income	$130,173	$133,148	$134,476	$137,862	$137,094	(5.05)	$130,173	$137,094	(5.05)
Interest expense	23,571	24,263	25,651	25,062	23,947	(1.57)	23,571	23,947	(1.57)
Net interest income	106,602	108,885	108,825	112,800	113,147	(5.78)	106,602	113,147	(5.78)
Provision for loan losses	26,350	2,950	1,700	900	1,500	1,656.67	26,350	1,500	1,656.67
Net interest income after provision	80,252	105,935	107,125	111,900	111,647	(28.12)	80,252	111,647	(28.12)
Service charges on deposit accounts	9,070	9,273	8,992	8,605	9,102	(0.35)	9,070	9,102	(0.35)
Fees and commissions on loans and deposits	3,054	2,822	3,090	7,047	6,471	(52.80)	3,054	6,471	(52.80)
Insurance commissions and fees	1,991	2,105	2,508	2,190	2,116	(5.91)	1,991	2,116	(5.91)
Wealth management revenue	4,002	3,920	3,588	3,601	3,324	20.40	4,002	3,324	20.40
Securities gains (losses)	—	—	343	(8)	13	(100.00)	—	13	100.00
Mortgage banking income	15,535	15,165	15,710	16,620	10,401	49.36	15,535	10,401	49.36
Other	3,918	4,171	3,722	3,905	4,458	(12.11)	3,918	4,458	(12.11)
Total noninterest income	37,570	37,456	37,953	41,960	35,885	4.70	37,570	35,885	4.70
Salaries and employee benefits	73,189	67,684	65,425	60,325	57,350	27.62	73,189	57,350	27.62
Data processing	5,006	5,095	4,980	4,698	4,906	2.04	5,006	4,906	2.04
Occupancy and equipment	14,120	13,231	12,943	11,544	11,835	19.31	14,120	11,835	19.31
Other real estate	418	339	418	252	1,004	(58.37)	418	1,004	(58.37)
Amortization of intangibles	1,895	1,946	1,996	2,053	2,110	(10.19)	1,895	2,110	(10.19)
Merger and conversion related expenses	—	76	24	179	—	—	—	—	—
Debt extinguishment penalty	—	—	54	—	—	—	—	—	—
Other	20,413	7,181	10,660	14,239	11,627	75.57	20,413	11,627	75.57
Total noninterest expense	115,041	95,552	96,500	93,290	88,832	29.50	115,041	88,832	29.50
Income before income taxes	2,781	47,839	48,578	60,570	58,700	(95.26)	2,781	58,700	(95.26)
Income taxes	773	9,424	11,132	13,945	13,590	(94.31)	773	13,590	(94.31)
Net income	$2,008	$38,415	$37,446	$46,625	$45,110	(95.55)	$2,008	$45,110	(95.55)
Basic earnings per share	$0.04	$0.67	$0.65	$0.80	$0.77	(31.34)	$0.04	$0.77	(94.81)
Diluted earnings per share	0.04	0.67	0.64	0.80	0.77	(32.84)	0.04	0.77	(94.81)
Average basic shares outstanding	56,534,816	57,153,160	58,003,215	58,461,024	58,585,517	(1.08)	56,534,816	58,585,517	(3.50)
Average diluted shares outstanding	56,706,289	57,391,876	58,192,419	58,618,976	58,730,535	(1.19)	56,706,289	58,730,535	(3.45)
Common shares outstanding	56,141,018	56,855,002	57,455,306	58,297,670	58,633,630	(1.26)	56,141,018	58,633,630	(4.25)
Cash dividend per common share	$0.22	$0.22	$0.22	$0.22	$0.21	—	$0.22	$0.21	4.76
Performance ratios
Return on avg shareholders’ equity	0.38%	7.15%	6.97%	8.90%	8.86%		0.38%	8.86%
Return on avg tangible s/h’s equity (non-GAAP) (1)	1.20%	13.75%	13.38%	17.15%	17.41%		1.20%	17.41%
Return on avg assets	0.06%	1.16%	1.16%	1.47%	1.44%		0.06%	1.44%
Return on avg tangible assets (non-GAAP)(2)	0.11%	1.30%	1.30%	1.64%	1.61%		0.11%	1.61%
Net interest margin (FTE)	3.75%	3.90%	3.98%	4.19%	4.27%		3.75%	4.27%
Yield on earning assets (FTE)	4.57%	4.75%	4.91%	5.11%	5.16%		4.57%	5.16%
Cost of funding	0.85%	0.89%	0.97%	0.96%	0.92%		0.85%	0.92%
Average earning assets to average assets	86.17%	85.71%	85.58%	85.72%	85.58%		86.17%	85.58%
Average loans to average deposits	93.83%	92.43%	89.13%	89.13%	89.33%		93.83%	89.33%
Noninterest income (less securities gains/
losses) to average assets	1.12%	1.13%	1.16%	1.32%	1.14%		1.12%	1.14%
Noninterest expense (less debt prepayment penalties/
penalties/merger-related expenses) to
average assets	3.43%	2.88%	2.98%	2.93%	2.83%		3.43%	2.83%
Net overhead ratio	2.31%	1.75%	1.82%	1.61%	1.69%		2.31%	1.69%
Efficiency ratio (FTE)	78.86%	64.43%	65.10%	59.73%	59.02%		78.86%	59.02%
Adjusted efficiency ratio (FTE) (non-GAAP) (4)	70.92%	63.62%	62.53%	58.30%	57.62%		70.92%	57.62%

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
						Q1 2020 -	As of
	2020	2019				Q1 2019	March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2020	2019	Variance
Average Balances
Total assets	$13,472,550	$13,157,843	$12,846,131	$12,764,669	$12,730,939	2.39%	$13,472,550	$12,730,939	5.83%
Earning assets	11,609,477	11,277,000	10,993,645	10,942,492	10,895,205	2.95	11,609,477	10,895,205	6.56
Securities	1,292,875	1,234,718	1,227,678	1,262,271	1,253,224	4.71	1,292,875	1,253,224	3.16
Loans held for sale	336,829	350,783	385,437	353,103	345,264	(3.98)	336,829	345,264	(2.44)
Loans, net of unearned	9,687,285	9,457,658	9,109,252	9,043,788	9,059,802	2.43	9,687,285	9,059,802	6.93
Intangibles	975,933	977,506	975,306	974,628	976,820	(0.16)	975,933	976,820	(0.09)
Noninterest-bearing deposits	2,586,963	2,611,265	2,500,810	2,395,899	2,342,406	(0.93)	2,586,963	2,342,406	10.44
Interest-bearing deposits	7,737,615	7,620,602	7,719,510	7,750,986	7,799,892	1.54	7,737,615	7,799,892	(0.80)
Total deposits	10,324,578	10,231,867	10,220,320	10,146,885	10,142,298	0.91	10,324,578	10,142,298	1.80
Borrowed funds	829,320	596,101	308,931	354,234	363,140	39.12	829,320	363,140	128.37
Shareholders' equity	2,105,143	2,131,342	2,131,537	2,102,093	2,065,370	(1.23)	2,105,143	2,065,370	1.93

						Q1 2020 -	As of
	2020	2019				Q1 2019	March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2020	2019	Variance
Balances at period end
Total assets	$13,890,550	$13,400,618	$13,039,674	$12,892,653	$12,862,395	3.66%	$13,890,550	$12,862,395	7.99%
Earning assets	11,970,492	11,522,388	11,145,052	11,064,957	11,015,535	3.89	11,970,492	11,015,535	8.67
Securities	1,359,129	1,290,613	1,238,577	1,268,280	1,255,353	5.31	1,359,129	1,255,353	8.27
Loans held for sale	448,797	318,272	392,448	461,681	318,563	41.01	448,797	318,563	40.88
Non purchased loans	7,802,404	7,587,974	7,031,818	6,704,288	6,565,599	2.83	7,802,404	6,565,599	18.84
Purchased loans	1,966,973	2,101,664	2,281,966	2,350,366	2,522,694	(6.41)	1,966,973	2,522,694	(22.03)
Total loans	9,769,377	9,689,638	9,313,784	9,054,654	9,088,293	0.82	9,769,377	9,088,293	7.49
Intangibles	975,048	976,943	978,390	973,673	975,726	(0.19)	975,048	975,726	(0.07)
Noninterest-bearing deposits	2,642,059	2,551,770	2,607,056	2,408,984	2,366,223	3.54	2,642,059	2,366,223	11.66
Interest-bearing deposits	7,770,367	7,661,398	7,678,980	7,781,077	7,902,689	1.42	7,770,367	7,902,689	(1.67)
Total deposits	10,412,426	10,213,168	10,286,036	10,190,061	10,268,912	1.95	10,412,426	10,268,912	1.40
Borrowed funds	1,169,631	865,598	433,705	401,934	350,859	35.12	1,169,631	350,859	233.36
Shareholders’ equity	2,070,512	2,125,689	2,119,659	2,119,696	2,088,877	(2.60)	2,070,512	2,088,877	(0.88)
Market value per common share	21.84	35.42	35.01	35.94	33.85	(38.34)	21.84	33.85	(35.48)
Book value per common share	36.88	37.39	36.89	36.36	35.63	(1.36)	36.88	35.63	3.51
Tangible book value per common share	19.51	20.20	19.86	19.66	18.98	(3.42)	19.51	18.98	2.79
Shareholders’ equity to assets (actual)	14.91%	15.86%	16.26%	16.44%	16.24%		14.91%	16.24%
Tangible capital ratio (non-GAAP)(3)	8.48%	9.25%	9.46%	9.62%	9.36%		8.48%	9.36%
Leverage ratio	9.90%	10.37%	10.56%	10.65%	10.44%		9.90%	10.44%
Common equity tier 1 capital ratio	10.63%	11.12%	11.36%	11.64%	11.49%		10.63%	11.49%
Tier 1 risk-based capital ratio	11.63%	12.14%	12.40%	12.69%	12.55%		11.63%	12.55%
Total risk-based capital ratio	13.44%	13.78%	14.07%	14.62%	14.57%		13.44%	14.57%

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
						Q1 2020 -	As of
	2020	2019				Q1 2019	March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2020	2019	Variance
Non purchased loans
Commercial, financial, agricultural	$1,144,004	$1,052,353	$988,867	$930,598	$921,081	8.71%	$1,144,004	$921,081	24.20%
Lease financing	84,679	81,875	69,953	59,158	58,651	3.42	84,679	58,651	44.38
Real estate- construction	745,066	774,901	764,589	716,129	651,119	(3.85)	745,066	651,119	14.43
Real estate - 1-4 family mortgages	2,356,627	2,350,126	2,235,908	2,160,617	2,114,908	0.28	2,356,627	2,114,908	11.43
Real estate - commercial mortgages	3,242,172	3,128,876	2,809,470	2,741,402	2,726,186	3.62	3,242,172	2,726,186	18.93
Installment loans to individuals	229,856	199,843	163,031	96,384	93,654	15.02	229,856	93,654	145.43
Loans, net of unearned	$7,802,404	$7,587,974	$7,031,818	$6,704,288	$6,565,599	2.83	$7,802,404	$6,565,599	18.84
Purchased loans
Commercial, financial, agricultural	$280,572	$315,619	$339,693	$374,478	$387,376	(11.10)	$280,572	$387,376	(27.57)
Lease financing	—	—	—	—	—	—	—	—	—
Real estate- construction	42,829	51,582	52,106	65,402	89,954	(16.97)	42,829	89,954	(52.39)
Real estate - 1-4 family mortgages	489,674	516,487	561,725	604,855	654,265	(5.19)	489,674	654,265	(25.16)
Real estate - commercial mortgages	1,066,536	1,115,389	1,212,905	1,276,567	1,357,446	(4.38)	1,066,536	1,357,446	(21.43)
Installment loans to individuals	87,362	102,587	115,537	29,064	33,653	(14.84)	87,362	33,653	159.60
Loans, net of unearned	$1,966,973	$2,101,664	$2,281,966	$2,350,366	$2,522,694	(6.41)	$1,966,973	$2,522,694	(22.03)
Asset quality data
Non purchased assets
Nonaccrual loans	$21,384	$21,509	$15,733	$14,268	$12,507	(0.58)	$21,384	$12,507	70.98
Loans 90 past due or more	4,459	3,458	7,325	4,175	1,192	28.95	4,459	1,192	274.08
Nonperforming loans	25,843	24,967	23,058	18,443	13,699	3.51	25,843	13,699	88.65
Other real estate owned	3,241	2,762	1,975	3,475	4,223	17.34	3,241	4,223	(23.25)
Nonperforming assets	$29,084	$27,729	$25,033	$21,918	$17,922	4.89	$29,084	$17,922	62.28
Purchased assets
Nonaccrual loans	$19,090	$7,038	$6,123	$7,250	$7,828	171.24	$19,090	$7,828	143.87
Loans 90 past due or more	5,104	4,317	7,034	7,687	5,436	18.23	5,104	5,436	(6.11)
Nonperforming loans	24,194	11,355	13,157	14,937	13,264	113.07	24,194	13,264	82.40
Other real estate owned	5,430	5,248	6,216	5,258	5,932	3.47	5,430	5,932	(8.46)
Nonperforming assets	$29,624	$16,603	$19,373	$20,195	$19,196	78.43	$29,624	$19,196	54.32
Net loan charge-offs (recoveries)	$811	$1,602	$945	$676	$691	(49.38)	$811	$691	17.37
Allowance for loan losses	$120,185	$52,162	$50,814	$50,059	$49,835	130.41	$120,185	$49,835	141.17
Annualized net loan charge-offs / average loans	0.03%	0.07%	0.04%	0.03%	0.03%		0.03%	0.03%
Nonperforming loans / total loans*	0.51%	0.37%	0.39%	0.37%	0.30%		0.51%	0.30%
Nonperforming assets / total assets*	0.42%	0.33%	0.34%	0.33%	0.29%		0.42%	0.29%
Allowance for loan losses / total loans*	1.23%	0.54%	0.55%	0.55%	0.55%		1.23%	0.55%
Allowance for loan losses / nonperforming loans*	240.19%	143.61%	140.31%	149.97%	184.83%		240.19%	184.83%
Nonperforming loans / total loans**	0.33%	0.33%	0.33%	0.28%	0.21%		0.33%	0.21%
Nonperforming assets / total assets**	0.21%	0.21%	0.19%	0.17%	0.14%		0.21%	0.14%
Allowance for loan losses / total loans**	1.54%	0.69%	0.72%	0.75%	0.76%		1.54%	0.76%
Allowance for loan losses / nonperforming loans**	465.06%	208.92%	220.37%	271.43%	363.79%		465.06%	363.79%
*Based on all assets (includes purchased assets)
**Excludes all purchased assets

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ending
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans
Non purchased	$7,654,662	$88,554	4.65%	$7,258,517	$87,482	4.78%	$6,454,870	$81,184	5.10%
Purchased	2,032,623	30,187	5.97%	2,199,141	34,270	6.18%	2,604,932	40,185	6.26%
Total loans	9,687,285	118,741	4.93%	9,457,658	121,752	5.11%	9,059,802	121,369	5.43%
Loans held for sale	336,829	2,988	3.57%	350,783	3,167	3.58%	345,264	5,837	6.86%
Securities:
Taxable(1)	1,067,274	7,289	2.75%	1,018,076	6,994	2.73%	1,061,983	7,892	3.01%
Tax-exempt	225,601	2,058	3.67%	216,642	2,093	3.83%	191,241	2,022	4.29%
Total securities	1,292,875	9,347	2.91%	1,234,718	9,087	2.92%	1,253,224	9,914	3.21%
Interest-bearing balances with banks	292,488	811	1.12%	233,841	1,113	1.89%	236,915	1,458	2.50%
Total interest-earning assets	11,609,477	131,887	4.57%	11,277,000	135,119	4.75%	10,895,205	138,578	5.16%
Cash and due from banks	186,317			176,582			191,863
Intangible assets	975,933			977,506			976,820
Other assets	700,823			726,755			667,051
Total assets	$13,472,550			$13,157,843			$12,730,939
Liabilities and shareholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand(2)	$4,939,757	$9,253	0.75%	$4,749,018	$9,653	0.81%	$4,790,184	$10,074	0.85%
Savings deposits	681,182	252	0.15%	661,362	282	0.17%	630,671	292	0.19%
Time deposits	2,116,676	8,989	1.71%	2,210,222	9,783	1.76%	2,379,037	9,406	1.60%
Total interest-bearing deposits	7,737,615	18,494	0.96%	7,620,602	19,718	1.03%	7,799,892	19,772	1.03%
Borrowed funds	829,320	5,077	2.46%	596,101	4,545	3.02%	363,140	4,175	4.66%
Total interest-bearing liabilities	8,566,935	23,571	1.11%	8,216,703	24,263	1.17%	8,163,032	23,947	1.19%
Noninterest-bearing deposits	2,586,963			2,611,265			2,342,406
Other liabilities	213,509			198,533			160,131
Shareholders’ equity	2,105,143			2,131,342			2,065,370
Total liabilities and shareholders’ equity	$13,472,550			$13,157,843			$12,730,939
Net interest income/ net interest margin		$108,316	3.75%		$110,856	3.90%		$114,631	4.27%
Cost of funding			0.85%			0.89%			0.92%
Cost of total deposits			0.72%			0.76%			0.79%

(1) U.S. Government and some U.S. Government Agency securities are tax-exempt in the states in which we operate.
(2) Interest-bearing demand deposits include interest-bearing transactional accounts and money market deposits.

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
	RECONCILIATION OF GAAP TO NON-GAAP

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (GAAP)	$2,008	$38,415	$37,446	$46,625	$45,110
Amortization of intangibles	1,895	1,946	1,996	2,053	2,110
Tax effect of adjustment noted above (A)	(527)	(383)	(457)	(473)	(488)
Tangible net income (non-GAAP)	$3,376	$39,978	$38,985	$48,205	$46,732

Net income (GAAP)	$2,008	$38,415	$37,446	$46,625	$45,110
Merger & conversion expenses	—	76	24	179	—
Debt prepayment penalties	—	—	54	—	—
MSR valuation adjustment	9,571	(1,296)	3,132	—	—
COVID-19 related expenses	2,903	—	—	—	—
Tax effect of adjustment noted above (A)	(3,467)	241	(736)	(41)	—
Net income with exclusions (non-GAAP)	$11,015	$37,436	$39,920	$46,763	$45,110

Average shareholders’ equity (GAAP)	$2,105,143	$2,131,342	$2,131,537	$2,102,093	$2,065,370
Intangibles	975,933	977,506	975,306	974,628	976,820
Average tangible s/h’s equity (non-GAAP)	$1,129,210	$1,153,836	$1,156,231	$1,127,465	$1,088,550

Average total assets (GAAP)	$13,472,550	$13,157,843	$12,846,131	$12,764,669	$12,730,939
Intangibles	975,933	977,506	975,306	974,628	976,820
Average tangible assets (non-GAAP)	$12,496,617	$12,180,337	$11,870,825	$11,790,041	$11,754,119

Actual shareholders’ equity (GAAP)	$2,070,512	$2,125,689	$2,119,659	$2,119,696	$2,088,877
Intangibles	975,048	976,943	978,390	973,673	975,726
Actual tangible s/h’s equity (non-GAAP)	$1,095,464	$1,148,746	$1,141,269	$1,146,023	$1,113,151

Actual total assets (GAAP)	$13,890,550	$13,400,618	$13,039,674	$12,892,653	$12,862,395
Intangibles	975,048	976,943	978,390	973,673	975,726
Actual tangible assets (non-GAAP)	$12,915,502	$12,423,675	$12,061,284	$11,918,980	$11,886,669

(A) Tax effect is calculated based on respective periods effective tax rate.

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)
	RECONCILIATION OF GAAP TO NON-GAAP

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
(1) Return on Average Equity
Return on avg s/h’s equity (GAAP)	0.38%	7.15%	6.97%	8.90%	8.86%
Effect of adjustment for intangible assets	0.82%	6.60%	6.41%	8.25%	8.55%
Return on avg tangible s/h’s equity (non-GAAP)	1.20%	13.75%	13.38%	17.15%	17.41%

Return on avg s/h’s equity (GAAP)	0.38%	7.15%	6.97%	8.90%	8.86%
Effect of exclusions from net income	1.72%	(0.18)%	0.46%	0.02%	—%
Return on avg s/h’s equity with excl. (non-GAAP)	2.10%	6.97%	7.43%	8.92%	8.86%
Effect of adjustment for intangible assets	2.31%	6.44%	6.80%	8.28%	8.55%
Return on avg tangible s/h’s equity with exclusions (non-GAAP)	4.41%	13.41%	14.23%	17.20%	17.41%

(2) Return on Average Assets
Return on avg assets (GAAP)	0.06%	1.16%	1.16%	1.47%	1.44%
Effect of adjustment for intangible assets	0.05%	0.14%	0.14%	0.17%	0.17%
Return on avg tangible assets (non-GAAP)	0.11%	1.30%	1.30%	1.64%	1.61%

Return on avg assets (GAAP)	0.06%	1.16%	1.16%	1.47%	1.44%
Effect of exclusions from net income	0.27%	(0.03)%	0.07%	—%	—%
Return on avg assets with exclusions (non-GAAP)	0.33%	1.13%	1.23%	1.47%	1.44%
Effect of adjustment for intangible assets	0.07%	0.14%	0.16%	0.17%	0.17%
Return on avg tangible assets with exclusions (non-GAAP)	0.40%	1.27%	1.39%	1.64%	1.61%

(3) Shareholder Equity Ratio
Shareholders’ equity to actual assets (GAAP)	14.91%	15.86%	16.26%	16.44%	16.24%
Effect of adjustment for intangible assets	6.43%	6.61%	6.80%	6.82%	6.88%
Tangible capital ratio (non-GAAP)	8.48%	9.25%	9.46%	9.62%	9.36%

RENASANT CORPORATION
(Unaudited)
(Dollars in thousands, except per share data)

	2020	2019
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Interest income (FTE)	$131,887	$135,119	$135,927	$139,285	$138,578
Interest expense	23,571	24,263	25,651	25,062	23,947
Net Interest income (FTE)	$108,316	$110,856	$110,276	$114,223	$114,631

Total noninterest income	$37,570	$37,456	$37,953	$41,960	$35,885
Securities gains (losses)	—	—	343	(8)	13
MSR valuation adjustment	(9,571)	1,296	(3,132)	—	—
Total adjusted noninterest income	$47,141	$36,160	$40,742	$41,968	$35,872

Total noninterest expense	$115,041	$95,552	$96,500	$93,290	$88,832
Amortization of intangibles	1,895	1,946	1,996	2,053	2,110
Merger-related expenses	—	76	24	179	—
Debt extinguishment penalty	—	—	54	—	—
COVID-19 related expenses	2,903	—	—	—	—
Total adjusted noninterest expense	$110,243	$93,530	$94,426	$91,058	$86,722

Efficiency Ratio (GAAP)	78.86%	64.43%	65.10%	59.73%	59.02%
(4) Adjusted Efficiency Ratio (non-GAAP)	70.92%	63.62%	62.53%	58.30%	57.62%